As filed with the Securities and Exchange Commission on March 26, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DCP HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Ohio	20-1291244

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Crowne Point Place, Sharonville, Ohio	45241

(Address of Principal Executive Offices)	(Zip Code)
DCP HOLDING COMPANY AMENDED AND
RESTATED 2006 DENTAL CARE PLUS
MANAGEMENT EQUITY INCENTIVE PLAN

(Full title of the plan)
Anthony A. Cook
DCP Holding Company
100 Crowne Point Place
Sharonville, Ohio 45241

(Name and address of agent for service)
(513) 554-1100

(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed	Proposed
Securities To	To Be	Maximum Offering	Maximum Aggregate	Amount of
Be Registered	Registered	Price Per Share	Offering Price	Registration Fee
Class B Common Shares, without par value	15,000 (1)	$593.83(2)	$8,907,450	$350.06

(1)	Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)	Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee. The fee is based on February 29, 2008 book value of $593.83 per share of the Registrant’s Class B Common Shares. There is no established public trading market for the Class B Common Shares. There are significant restrictions in the ability to transfer the Class B Common Shares. Therefore, for calculation of the filing fee the Company determined the “market value” of a Class B Common Share based on the book value per share in accordance with the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations. The Board has authority to cause the Company to repurchase Class B Common Shares at book value.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The documents listed in (a) through (c) below are incorporated by reference into this Registration Statement. All documents filed by DCP Holding Company (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.
(a) The Registrant’s Annual Report on Form 10-K (the “2007 Form 10-K”) for the fiscal year ended December 31, 2007, filed with the Commission on March 25, 2008;
(b) The information contained in the Registrant’s Proxy Statement dated March 26, 2008, for the Annual Meeting of Shareholders to be held on April 23, 2008, that has been incorporated by reference in the 2007 Form 10-K and was filed with the Commission on Schedule 14A on March 25, 2008; and
(c) The description of the Registrant’s Common Shares contained in the Form 10 Registration Statement filed with the Commission on May 1, 2006 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          The Ohio Revised Code (the “Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Code.
          The Registrant’s Amended and Restated Code of Regulations generally provides for indemnification of each Indemnitee (as defined below) who is or was a party or is threatened to be made a party to any action, suit, or proceeding, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding if such Indemnitee:
•	acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interest of the Registrant; and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful.
          The Registrant’s Amended and Restated Code of Regulations also provides for indemnification of each Indemnitee who is or was a party or is threatened to be made a party to any action or suit by or in the right of the Registrant to procure judgment in its favor against expenses, including attorney’s fees, actually and reasonably incurred by such Indemnitee in connection with the defense or settlement of such action or suit if such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, except an Indemnitee will not be indemnified if:
•	such Indemnitee is adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant, unless and only to the extent that the applicable court decides that in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity; and

•	the only liability asserted against a director is with respect to the unlawful declaration of dividends, unlawful loans or the unlawful distribution of assets.
In certain circumstances, reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by us in advance of the final disposition of the proceeding. In general, an “Indemnitee” is (i) any person made party to a proceeding by reason of his status as (A) a current or former director, officer, employee or agent of the Registrant, or

(B) a current or former director, trustee, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or enterprise serving at the request of the Registrant.
          As authorized by the Registrant’s Amended and Restated Code of Regulations, at the Board’s direction, the Registrant has purchased and maintain insurance with respect to the Registrant’s officers and directors.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of DCP Holding Company(1)

4.2	Amended and Restated Code of Regulations of DCP Holding Company(1)

4.3	DCP Holding Company Amended and Restated 2006 Dental Care Plus Management Equity Incentive Plan

5.1	Opinion of Baker & Hostetler llp as to legality of the Common Shares being registered

23.1	Consent of Baker & Hostetler llp (included in Opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included at page II-5)

(1)	Incorporated by reference from the Registrant’s Form 10 Registration Statement filed on May 1, 2006.
Item 9. Undertakings.
The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the

Registration Statement or any material change to such information in the Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
                    The Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES
          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sharonville, State of Ohio, on this 26th day of March 2008.

DCP HOLDING COMPANY
By:	/s/ Robert C. Hodgkins, Jr.
Robert C. Hodgkins, Jr.
Vice President and Chief Financial Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony A. Cook, Robert C. Hodgkins, Jr., or Thomas Kahle any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 26, 2008 by the following persons in the capacities indicated below.

Signature	Title

/s/ Anthony A. Cook	President and Chief Executive Officer
Anthony A. Cook	(Principal Executive Officer)

/s/ Robert C. Hodgkins, Jr. Robert C. Hodgkins, Jr.	Vice President and Chief Financial Officer (Principal Financial Officer)

Signature	Title

/s/ Fred J. Bronson
Fred J. Bronson	Director

/s/ Ross A. Geiger
Ross A. Geiger	Director

/s/ Jack M. Cook
Jack M. Cook, MHA	Director

/s/ Fred H. Peck, DDS
Fred H. Peck, DDS	Director

/s/ Molly Meakin-Rogers, MBA, CPA
Molly Meakin-Rogers, MBA, CPA	Director

/s/ Stephen T. Schuler, DMD
Stephen T. Schuler, DMD	Director

/s/ Mark Zigoris, DDS
Mark Zigoris, DDS	Director

/s/ Roger M. Higley, DDS
Roger M. Higley, DDS	Director

/s/ David A. Kreyling, DMD
David A. Kreyling, DMD	Director

/s/ Donald J. Peak, CPA
Donald J. Peak, CPA	Director

/s/ Michael Carl, DDS
Michael Carl, DDS	Director

/s/ James E. Kroeger, MBA, CPA
James E. Kroeger, MBA, CPA	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of DCP Holding Company(1)

4.2	Amended and Restated Code of Regulations of DCP Holding Company(1)

4.3	DCP Holding Company Amended and Restated 2006 Dental Care Plus Management Equity Incentive Plan

5.1	Opinion of Baker & Hostetler llp as to legality of the Common Shares being registered

23.1	Consent of Baker & Hostetler llp (included in Opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included at page II-5)

(1)	Incorporated by reference from the Registrant’s Form 10 Registration Statement filed on May 1, 2006.